This prospectus supplement relates to an effective registration statement under the Securities Act of 1933, but is not complete and may be changed. This prospectus supplement is not an offer to sell these securities and is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Filed Pursuant to Rule 424(b)(3)
Registration Statement Nos. 333-89492 and 33-85314

Subject to Completion
Preliminary Prospectus Supplement dated January 17, 2007

PROSPECTUS SUPPLEMENT
(To prospectus dated June 6, 2002)

U.S.$

Province of Nova Scotia
(Canada)

  % Bonds due

We will pay interest on the bonds semi-annually in arrears on           and           of each year, beginning          , 2007. We may not redeem the bonds prior to maturity unless certain events occur involving Canadian taxation.

We will make all payments of principal and interest on the bonds in U.S. dollars. We will make all such payments without deduction for, or on account of, taxes imposed or levied by or within Canada, subject to the exceptions described in this prospectus supplement.

We are offering to sell the bonds in Canada, the United States, and those jurisdictions in Europe and Asia where it is legal to make such offers.

We have applied to list the bonds on the Official List of the Luxembourg Stock Exchange in accordance with its rules.

	Per Bond		Total

Public offering price(1)		%	U.S.$
Underwriting discount		%	U.S.$
Proceeds, before expenses, to us(1)		%	U.S.$

(1)	Plus accrued interest, if any, from , 2007 if settlement occurs after that date

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus supplement or the accompanying prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

We expect that the bonds will be ready for delivery in book-entry form only through The Depository Trust Company, Clearstream Luxembourg or Euroclear, as the case may be, on or about          , 2007.

Merrill Lynch & Co.	TD Securities	Scotia Capital

The date of this prospectus supplement is          , 2007.

You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.

In this prospectus supplement the words “Nova Scotia”, “the Province”, “we”, “ours”, and “us” refer to the Province of Nova Scotia.

The distribution of this prospectus supplement and the accompanying prospectus and the offering of the bonds in certain jurisdictions may be restricted by law. Persons in whose possession this prospectus supplement and the accompanying prospectus come should inform themselves about and observe any such restrictions. This prospectus supplement and the accompanying prospectus do not constitute, and may not be used in connection with, an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized or in which the person making such offer or solicitation is not qualified to do so or to any person to whom it is unlawful to make such offer or solicitation. See “UNDERWRITING”.

This prospectus supplement has been prepared on the basis that all offers of bonds will be made pursuant to an exemption under the Directive (2003/71/ EC), which we sometimes refer to as the “Prospectus Directive”, as implemented in member states of the European Economic Area, which we sometimes refer to as “EEA”, from the requirement to produce and publish a prospectus which is compliant with the Prospectus Directive, as so implemented for offers of the bonds. Accordingly, any person making or intending to make any offer within the EEA or any of its member states, which we sometimes refer to as the “Relevant Member State”, of the bonds which are the subject of the placement referred to in this prospectus supplement must only do so in circumstances in which no obligation arises for us or the underwriters to produce and publish a prospectus which is compliant with the Prospectus Directive, as so implemented for such offer. We have not authorized and do not authorize the making of any offer of the bonds through any financial intermediary, other than offers made by the underwriters resulting in sales constituting the final placement of the bonds contemplated in this prospectus supplement.

ABOUT THIS PROSPECTUS SUPPLEMENT

We have filed registration statements with the SEC covering the bonds. For further information on us and the bonds, you should refer to our registration statement and its exhibits. This prospectus supplement and the accompanying prospectus summarize material provisions of the agreements and other documents that we refer you to. Since the prospectus supplement and the accompanying prospectus may not contain all the information that you may find important, you should review the full text of these documents and the documents incorporated by reference in the prospectus.

The Luxembourg Stock Exchange takes no responsibility for the contents of this prospectus supplement and the accompanying prospectus, makes no representations as to their accuracy or completeness and expressly disclaims any liability whatsoever for any loss arising from or in reliance upon the whole or any part of the contents of this prospectus supplement and the accompanying prospectus.

This prospectus supplement and the accompanying prospectus include particulars given in compliance with the rules governing the listing of securities on the Luxembourg Stock Exchange for the purpose of giving information with regard to us. We accept full responsibility for the accuracy of the information contained in this prospectus supplement and the accompanying prospectus and confirm, having made all reasonable inquiries, that to the best of our knowledge and belief there are no other facts the omission of which would make any statement in this prospectus supplement or in the accompanying prospectus misleading in any material respect.

Unless otherwise specified or the context otherwise requires, references in this prospectus supplement to “$” and “Cdn$” are to lawful money of Canada and “U.S.$” and “U.S. dollars” are to lawful money of the United States of America. The inverse of the noon buying rate in New York, New York on January   , 2007 for cable transfers in Canadian dollars as certified for customs purposes by the Federal Reserve Bank of New York was $1.00 = U.S.$     .

FORWARD-LOOKING STATEMENTS

This prospectus supplement contains forward-looking statements. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. These statements are based on current plans, estimates and projections, and therefore you should not place undue reliance on them. Forward-looking statements speak only as of the date they are made, and we undertake no obligation to update publicly any of them in light of new information or future events. Forward-looking statements involve inherent risks and uncertainties. We caution you that actual results may differ materially from those contained in any forward-looking statements.

SUMMARY

This summary may not contain all the information that may be important to you. You should read the entire prospectus supplement and the accompanying prospectus before making an investment decision.

Essential Characteristics Associated with the Bonds

Issuer:	The Province of Nova Scotia

Securities Offered:	U.S.$

Interest Rate:	% per year

Maturity Date:	, 20

Interest Payment Dates:	and of each year, beginning , 2007

Interest Calculations:	Based on a 360-day year of twelve 30-day months

Ranking:	The bonds, when issued, will be our direct, unconditional, unsecured and unsubordinated general obligations. The bonds will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding.

Redemption:	The bonds are not redeemable prior to maturity, unless specific events occur involving Canadian taxation.

Markets:	The bonds are offered for sale in Canada, the United States, and those jurisdictions in Europe and Asia where it is legal to make such offers.

Listing:	Application has been made to list the bonds on the Luxembourg Stock Exchange in accordance with its rules.

Form of Bond:	One or more fully registered global securities, held in the name of a nominee of The Depository Trust Company (DTC). Investors may elect to hold interests in the global securities through DTC or through Clearstream Banking S.A. (Clearstream, Luxemburg) or Euroclear Bank S.A./N.V., as operator of the Euroclear system. Clearstream, Luxembourg and Euroclear will hold interest in the global securities as indirect participants of DTC.

Withholding Tax:	Principal of and interest on the bonds are payable by us without withholding or deduction for Canadian withholding taxes to the extent set forth in this prospectus supplement.

You may contact us at the Department of Finance, P.O. Box 187, 7th Floor, 1723 Hollis Street, Halifax, Nova Scotia, Canada B3J 2N3 and may telephone us at (902) 424-1749.

Summary Statistics

The following summary is provided for your convenience. You should also read the more detailed information contained in our Annual Report on Form 18-K, and Amendment No. 1 to the Form 18-K, for the year ended March 31, 2006, which is on file with the SEC and which is incorporated by reference in the accompanying prospectus. All references in the table below are to Canadian dollars.

	Province of Nova Scotia
	Year Ended December 31
Economy	2001	2002	2003	2004	2005
	(In millions unless otherwise indicated)

Gross Domestic Product at Market Prices	$25,909	$27,082	$28,801	$29,859	$31,344
Personal Income	23,107	23,773	24,468	25,236	26,278
Capital Expenditures	5,186.6	5,890.2	5,654.1	5,696.9	5,922.5
Annual Increase in Consumer Price Index	1.8%	3.0%	3.4%	1.8%	2.8%
Population by July 1 (in thousands)	932	935	937	938	936
Unemployment Rate	9.8%	9.6%	9.1%	8.8%	8.4%

	Fiscal Year Ended March 31
	Restated	Restated	Restated	Restated
Revenues and Expenses — Consolidated Entity	2002(1)	2003(2)	2004(3)	2005(4)(5)	2006(5)
	(In millions)

Revenues	$5,642.9	$5,673.0	$6,056.4	$6,998.3	$7,461.0
Current Expenses	5,869.6	5,985.0	6,360.4	7,177.7	7,578.3

Deficit from Operations	(226.7)	(312.0)	(304.0)	(179.4)	(117.3)
Net Income from Government Business Enterprises	308.9	338.4	333.4	349.5	345.4

Provincial Surplus/(Deficit) before Unusual Item	82.2	26.4	29.4	170.1	228.1
Unusual Item(6)	31.0	1.4	8.7	0.0	0.0

Provincial Surplus/(Deficit)(7)	$113.2	$27.8	$38.1	$170.1	$228.1

(1)	Restated to reflect accounting changes. See “Government Finance — Accounting Changes” in our Form 18-K.

(2)	Restated to reflect accounting changes. See “Government Finance — Accounting Changes” in our Form 18-K.

(3)	Restated to reflect accounting changes. See “Government Finance — Accounting Changes” in our Form 18-K.

(4)	Restated to reflect accounting changes. See “Government Finance — Accounting Changes” in our Form 18-K.

(5)	For 2006 and 2005, there are recoveries, fees and other charges that were reclassified. For 2002 to 2004, these amounts are netted against expenses, for 2005 and 2006 they are properly included as revenue. Due to this the 2002 to 2004 numbers are not directly comparable to the 2005 and 2006 numbers.

(6)	2002 — Gain from sale of certain assets of Nova Scotia Resources Limited ($30.8 million), Nova Scotia Innovation Corporation’s gain on sale of assets ($0.2 million); 2003 — $1.4 million gain on sale of Nova Scotia Resources Limited assets; and 2004 — $8.7 million gain on sale of Nova Scotia Resources Limited assets.

(7)	We are forecasting a surplus of $65 million for fiscal year 2006-07.

	As of March 31
				Restated
Public Sector Funded Debt	2002	2003	2004	2005	2006
	(In millions unless otherwise indicated)

Total Provincial Funded Debt	$14,912.4	$14,308.8	$13,617.2	$12,461.6	$11,404.4
Total Guaranteed and Contingent Debt	375.5	426.3	463.7	415.9	418.9
Total Underlying Debt	16.9	16.6	12.7	14.2	18.2

Total Public Sector Funded Debt	15,304.8	14,751.7	14,093.6	12,891.7	11,841.5
Less: Sinking Funds, Public Debt Retirement Funds	3,037.6	3,445.9	2,919.8	2,599.4	2,094.8

Net Public Sector Funded Debt	$12,267.2	$11,305.8	$11,173.8	$10,292.3	$9,746.7

Per Capita ($)	13,156.7	12,098.3	11,935.7	10,984.8	10,413.1
As a Percentage of Personal Income	53.1%	47.6%	45.7%	40.8%	37.1%
Gross Domestic Product at Current Market Prices	47.3%	41.7%	38.8%	34.5%	31.1%

RECENT DEVELOPMENTS

On January 16, 2007, the Attorney General of Nova Scotia was served with a statement of claim from a group of retired teachers. The claim concerns the validity of legislation passed in 1994 with respect to indexing of teachers’ pensions paid by the teachers pension fund. The plaintiffs intend to proceed by way of representative action. The claim has not been quantified.

DESCRIPTION OF BONDS

This prospectus supplement describes the terms of the bonds in greater detail than the accompanying prospectus and may provide information that differs from the accompanying prospectus. If the information in this prospectus supplement differs from the accompanying prospectus, you should rely on the information in this prospectus supplement.

General

The     % bonds due          , 20   offered by this prospectus supplement and the accompanying prospectus in the total principal amount of U.S.$           will be issued subject to a fiscal agency agreement to be dated as of          , 2007 between us and The Bank of New York, as the fiscal agent.

The terms and conditions of the bonds are summarized below and are subject to the detailed provisions of the fiscal agency agreement and the exhibits to that agreement, including the form of the fully registered global bonds, a copy of which will be filed as an exhibit to an amendment to our annual report on Form 18-K and will be available for inspection at the office of the Luxembourg listing, transfer and paying agent. The bonds and the fiscal agency agreement together constitute a contract, all of the terms and conditions of which the registered holder, by acceptance of the bonds assents to and is deemed to have notice of. Additional terms of the bonds are described in the accompanying prospectus under the heading “DESCRIPTION OF THE SECURITIES”.

References to principal of and interest on the bonds shall be deemed also to refer to any additional amounts which may be payable as described below. See “— Payment of Additional Amounts”.

Status of the Bonds

The bonds, when issued, will be our direct, unconditional, unsecured and unsubordinated general obligations. The bonds will rank equally among themselves and with all of our other unsecured and unsubordinated indebtedness and obligations from time to time outstanding. Payments of principal of and interest on the bonds will be a charge upon our revenue, money and funds.

Form, Denomination and Registration

The bonds will be issued in the form of one or more fully registered global bonds registered in the name of Cede & Co., as nominee of DTC, and held by The Bank of New York as custodian for DTC. Beneficial interests in the global bonds will be represented through book-entry accounts of financial institutions acting on behalf of beneficial owners as direct and indirect participants in DTC, Euroclear or Clearstream, Luxembourg. The clearing systems will be responsible for establishing and maintaining book-entry accounts for their participants having interests in the global bonds. Beneficial owners of global bonds will not, except in limited circumstances described herein, be entitled to receive the global bonds represented by physical certificates or to have global bonds registered in their names, and will not be considered holders thereof under the fiscal agency agreement. See the “DESCRIPTION OF SECURITIES — Global Securities” section in the accompanying prospectus. Subject to applicable law and the terms of the fiscal agency agreement, we and the fiscal agent shall deem and treat registered holders of the global bonds as the absolute owners thereof for all purposes whatsoever notwithstanding any notice to the contrary; and all payments to, or on the order of, the registered holders shall be valid and shall discharge or and the fiscal agent’s liability on the global bonds to the extent of the sum or sums so paid.

The bonds will only be sold in denominations of U.S.$5,000 and integral multiples of U.S.$1,000 in excess thereof.

The registrar will be responsible for (i) maintaining a record of the aggregate holdings of global bonds; (ii) ensuring that payments of principal and interest in respect of the global bonds received by the fiscal agent from us are duly credited to DTC; and (iii) transmitting to us any notices from beneficial owners of the bonds. The fiscal agent will not impose any fees in respect of the bonds, other than reasonable fees for the replacement of lost, stolen, mutilated or destroyed bonds. However, beneficial owners of bonds may incur fees payable in respect of the maintenance and operation of the book-entry accounts in which such bonds are held with the clearing systems.

Title

Subject to applicable law and the terms of the fiscal agency agreement, we, the fiscal agent and any paying agent appointed in accordance with the fiscal agency agreement shall deem and treat the registered holders of the bonds as the absolute owners for all purposes whatsoever whether or not the bonds are overdue and neither we nor the fiscal agent will be affected by any notice to the contrary; and all payments to or on the order of the registered holders are valid and effectual to discharge our liability and the fiscal agent on the bonds to the extent of the sum or sums paid.

Interest

The bonds will bear interest from and including          , 2007 at a rate of     % per annum. Interest on the bonds will be payable in two equal semi-annual installments in arrears on           and          , beginning          , 2007, to the persons in whose names the bonds are registered at the close of business on the preceding           or          , as the case may be. If the bonds become redeemable prior to maturity in accordance with the terms and conditions of the bonds, any interest payable under the bonds on the date fixed for redemption will be payable to the persons in whose names the bonds are registered on the redemption date. Interest on the bonds will cease to accrue on the date fixed for redemption or repayment unless payment of principal is improperly withheld or refused. Any overdue principal or interest on the bonds shall bear interest at the rate of     % per annum (before and, subject to applicable law, after judgment) until paid, or if earlier, when the full amount of the monies payable has been received by the fiscal agent and notice to that effect has been given in accordance with “Notices” below. Interest will be calculated on the basis of a 360-day year consisting of twelve 30-day months.

Yield

The yield,     %, is calculated as the semi-annual expected return based on the cash flows of the bonds assuming one continuous re-investment rate for periodic coupon payments. The yield is calculated at the issue date on the basis of the initial public offering price. It is not an indication of future yield.

Payments

Principal of, and interest and additional amounts (as described below under “Payment of Additional Amounts”), if any, on, the bonds are payable by us in U.S. dollars to the person registered at the close of business on the relevant record date in the register held by the fiscal agent. With respect to the bonds held by Cede & Co. for DTC participants, Euroclear and Clearstream, Luxembourg payment will be made to beneficial owners in accordance with customary procedures established from time to time by DTC, Euroclear and Clearstream, Luxembourg. The fiscal agent will act as our principal paying agent for so long as the bonds remain listed and outstanding.

If any date for payment in respect of any bond is not a Business Day in the applicable place of payment, the holder thereof shall not be entitled to payment until the next following Business Day, and no further interest shall be paid in respect of the delay in such payment. In this paragraph, “Business Day” means a day on which banking institutions in the City of New York and in any other applicable place of payment are not authorized or obligated by law or executive order to be closed.

Further Issues

We may from time to time, without notice to or the consent of the registered holders of the bonds, create and issue further bonds ranking equally and ratably with the bonds in all respects (or in all respects except for the payment of interest accruing prior to the issue date of such additional bonds or except for the first payment of interest following the issue date of the additional bonds) and so that the additional bonds shall be consolidated and form a single series with the bonds and shall have the same terms as to status, redemption or otherwise as the bonds. Any further bonds shall be issued subject to an agreement supplemental to the fiscal agency agreement.

Payment of Additional Amounts

All payments of principal of and interest on the bonds will be made by us without deduction for, or on account of, any present or future taxes, duties, assessments or governmental charges of whatever nature imposed or levied by or on behalf of the government of Canada, or any province, political subdivision or taxing authority in Canada, unless the withholding or deduction is required by applicable law. In that event, we will pay those additional amounts as may be necessary in order that the net amounts received by the bond holders after the withholding or deduction will equal the respective amounts of principal and interest which would have been received in respect of the bonds, in the absence of the withholding or deduction. We shall not, however, be obliged to pay those additional amounts:

(1) to, or to a third party on behalf of, a beneficial owner who is subject to those taxes by reason of his having some connection with Canada other than the mere holding of the bonds; or

(2) which become payable as a result of any bond being presented for payment on a date more than 30 days after the relevant date except to the extent that the registered holder would have been entitled to those additional amounts on presenting the same for payment on the 30th day; or

(3) to an individual pursuant to any European Union Directive on the taxation of savings implementing the conclusions of the ECOFIN, (European Union’s Economic and Finance Ministers) Council meeting of 26-27 November 2000, the proposal presented by the Commission of the European Communities on July 18, 2001 for a Council Directive to ensure effective taxation of savings income in the form of interest payments within the European Union, or any law implementing or complying with, or introduced in order to conform to, such Directive or proposal.

For this purpose, the relevant date means:

(1) the date on which payment in respect of the bonds first becomes due; or

(2) if the full amount of the monies payable shall not have been duly provided to the fiscal agent on or prior to the due date, the date on which the monies shall have been so provided.

Maturity, Redemption and Purchases

The principal amount of the bonds shall be due and payable on           at 100% of the principal amount.

The bonds are not redeemable prior to maturity unless specific events occur involving Canadian taxation as provided below and are not repayable at the option of the registered holders prior to maturity.

The bonds may be redeemed at our option in whole, but not in part, on giving not less than 30 days’ and not more than 60 days’ notice to registered holders of the bonds in accordance with “Notices” below (which notice shall be irrevocable), at 100% of the principal amount thereof, together with interest accrued thereon to the date fixed for redemption, if:

(1) we have or will become obliged to pay additional amounts as provided or referred to in “Payment of Additional Amounts” above as a result of any change in, or amendment to, the laws or regulations of Canada, or any province having power to tax, or any change in the application or official interpretation of such laws or regulations, which change or amendment becomes effective, on or after the date of this prospectus supplement, and

(2) that obligation cannot be avoided by us taking reasonable measures available to us,

provided, that no notice of redemption shall be given earlier than 90 days prior to the earliest date on which we would be obliged to pay the additional amounts were a payment in respect of the bonds then due. Prior to the publication of any notice of redemption pursuant to this paragraph, we shall deliver to the fiscal agent a certificate signed by two of our officers stating that we are entitled to effect a redemption and setting forth a statement of facts showing that the conditions precedent to our right to redeem has occurred, and an opinion of independent legal advisors of recognized standing to the effect that we have or will become obliged to pay the additional amounts as a result of the change or amendment discussed above.

We may, if not in default under the bonds, at any time purchase bonds in the open market, or by tender or by private contract, at any price, in accordance with applicable law and, if definitive bonds have been issued in accordance with the fiscal agency agreement, cause the fiscal agent to cancel any bonds so purchased by us.

Repayment in Event of Default

If:

(1) there is a non-payment of principal of or interest on any of the bonds and the non-payment continues for a period of more than 30 days, or

(2) there is a failure by us in the performance of any other material obligation contained in the bonds which continues for more than 45 days after written notice requiring the failure to be remedied is given to us by a registered holder of bonds, then, the registered holder may give written notice to us (by sending the notice to the fiscal agent) demanding that the principal amount of all or any of the bonds held by that registered holder is immediately repayable together with accrued interest to the date of payment, and the principal and accrued interest to the date of payment shall become immediately due and payable.

Modification

We, together with the fiscal agent, may amend or supplement the fiscal agency agreement and the bonds, without notice to or the consent of the registered holder of any bond, for the purpose of:

(1) curing any ambiguity, or curing, correcting or supplementing any defective provisions contained in the fiscal agency agreement or the bonds, or

(2) effecting the issue of further bonds as described under “Further Issues” above, or

(3) in any other manner which we may deem necessary or desirable and which will not adversely affect the interests of holders of bonds.

The fiscal agency agreement will contain provisions for convening meetings of registered holders of bonds to approve by extraordinary resolution any modification or amendment to the fiscal agency agreement, except as provided in the immediately preceding paragraph, and the bonds. An extraordinary resolution duly passed at that meeting shall be binding on all registered holders of the bonds, whether present or not present at the meeting, as long as no modification or amendment to the fiscal agency agreement or the bonds shall, without the consent of the registered holder of each such bond affected:

(1) change the maturity date of the bond or change any interest payment date;

(2) reduce or cancel the principal amount of the bond or the rate of interest payable;

(3) change the currency of payment of the bond;

(4) impair the right to institute suit for the enforcement of any payment on or with respect to the bond; or

(5) reduce the percentage of the principal amount of bonds necessary for the taking of any action, including modification or amendment of the fiscal agency agreement or the bonds, or reduce the quorum required at any meeting of registered holders of bonds.

The term extraordinary resolution will be defined in the fiscal agency agreement as a resolution passed at a meeting of registered holders of bonds held in accordance with the provisions of the fiscal agency agreement and the bonds by the affirmative vote of the registered holders of not less than 66 2/3% of the principal amount of the then outstanding bonds represented at the meeting in person or by proxy and voting on the resolution or as an instrument in writing signed by the registered holders of not less than 66 2/3% of the principal amount of the then outstanding bonds. The quorum at any such meeting for passing an extraordinary resolution is two or more registered holders of bonds present in person or by proxy who represent at least a majority in principal amount of the then outstanding bonds, or at any adjourned meeting, two or more persons being or representing registered holders of bonds whatever the principal amount of the bonds so held or represented.

Notices

All notices to the registered holders of bonds will be mailed or delivered to such holders at their addresses indicated in records maintained by the registrar and, as long as rules of the Luxembourg Stock Exchange so require, notices will be published in a leading newspaper having general circulation in Luxembourg (which is expected to be the d’Wort). Any such notice shall be deemed to have been given on the date of such delivery or publication, as the case may be, or in the case of mailing, on the second business day after such mailing.

Prescription

The bonds will become void unless presented for payment within a period of the lesser of ten years (in the case of principal) or five years (in the case of interest), or the period prescribed by law, from the relevant date (as defined under “— Payment of Additional Amounts”) for payment thereof.

Negative Pledge

The terms of the bonds will not contain a negative pledge provision.

CLEARING AND SETTLEMENT

Links have been established among DTC, Clearstream, Luxembourg and Euroclear to facilitate the initial issuance of the bonds and cross-market transfers of the bonds associated with secondary market trading. DTC will be linked indirectly to Clearstream and Luxembourg, Euroclear through the DTC accounts of their respective depositaries in the United States.

The Clearing System

Clearstream, Luxembourg, Euroclear and DTC have advised us as follows:

Clearstream, Luxembourg.  Clearstream, Luxembourg is incorporated under the laws of Luxembourg as a professional depositary. Clearstream, Luxembourg holds securities for its participating organizations, which we sometimes refer to as “Clearstream, Luxembourg Participants”, and facilitates the clearance and settlement of securities transactions between Clearstream, Luxembourg Participants through electronic book-entry changes in accounts of Clearstream, Luxembourg Participants, thereby eliminating the need for physical movement of certificates. Clearstream, Luxembourg provides Clearstream, Luxembourg Participants with, among other things, services for safekeeping, administration, clearance and establishment of internationally traded securities and securities lending and borrowing. Clearstream, Luxembourg interfaces with domestic markets in several countries. As a professional depositary, Clearstream, Luxembourg is subject to regulation by the Luxembourg Monetary Institute. Clearstream, Luxembourg Participants are recognized financial institutions around the world, including underwriters, securities brokers and dealers, banks, trust companies, clearing corporations and certain other organizations, and may include the underwriters. Indirect access to Clearstream, Luxembourg is also available to others, such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Clearstream, Luxembourg Participant either directly or indirectly.

Distributions with respect to securities held beneficially through Clearstream, Luxembourg will be credited to cash accounts of Clearstream, Luxembourg Participants in accordance with its rules and procedures to the extent received by the U.S. Depositary for Clearstream, Luxembourg.

Euroclear.  Euroclear was created in 1968 to hold securities for participants of Euroclear, which we sometimes referred to as, “Euroclear Participants”, and to clear and settle transactions between Euroclear Participants through simultaneous electronic book-entry delivery against payment, thereby eliminating the need for physical movement of certificates and any risk from lack of simultaneous transfers of securities and cash. Euroclear includes various other services, including securities lending and borrowing and interfaces with domestic markets in several markets in several countries. Euroclear is operated by Euroclear Bank S.A./N.V., under contract with Euro-clear Clearance Systems S.C., a Belgian cooperative corporation. All operations are conducted by the Euroclear Bank, and all Euroclear securities clearance accounts and Euroclear cash accounts are accounts with the Euroclear Bank, not Euro-clear Clearance. Euro-clear Clearance establishes policy for Euroclear on behalf of Euroclear Participants. Euroclear Participants include banks (including central banks), securities brokers and dealers and other professional financial intermediaries and may include the underwriters. Indirect access to Euroclear is also available to other firms that clear through or maintain a custodial relationship with a Euroclear Participant, either directly or indirectly.

The Euroclear Bank is regulated and examined by the Belgian Banking Commission.

Distributions of principal and interest with respect to Securities held through Euroclear or Clearstream, Luxembourg will be credited to the cash accounts of Euroclear or Clearstream, Luxembourg participants in accordance with the relevant system’s rules and procedures, to the extent received by such system’s depositary.

DTC.  DTC is a limited-purpose trust company organized under the laws of the State of New York, a “banking organization” within the meaning of New York banking law, a member of the Federal Reserve System, a “clearing corporation” within the meaning of the New York Uniform Commercial Code, and a “clearing agency” registered pursuant to the provisions of Section 17A of the Exchange Act. DTC was created to hold securities of its Participants and to facilitate the clearance and settlement of securities transactions, like transfers and pledges, among its Participants in those securities through electronic book-entry changes in accounts of the Participants, thereby eliminating the need for physical movement of securities certificates. DTC’s Participants include securities brokers and dealers, banks, trust companies, clearing corporations and other types of organizations, some of whom (and/or their representatives) own DTC. Access to the DTC book-entry system is also available to others that clear through or maintain a custodial relationship with a Participant, either directly or indirectly. DTC agrees with and represents to its Participants that it will administer its book-entry system in accordance with its rules and by-laws and requirements of law. The rules applicable to DTC and its Participants are on file with the SEC.

If depositaries other than DTC are appointed, additional information with respect to those depositaries will be set forth in the prospectus supplement.

Global Clearance and Settlement Procedures

Customary settlement procedures will be followed for participants of each system at initial settlement. Settlement procedures applicable to the domestic United States dollar market will be followed for primary market purchasers which are participants in DTC, and Securities will be credited to their securities accounts on the settlement date against payment in U.S. dollars in same-day funds. Settlement procedures applicable to conventional eurobonds in registered form will be followed for primary market purchasers which are Euroclear or Clearstream, Luxembourg participants, and Securities will be credited to their securities accounts on the business day following the settlement date against payment for value on the settlement date.

Secondary market trading between DTC participants will occur in the ordinary way in accordance with DTC rules and will be settled in immediately available funds. Secondary market trading between Clearstream, Luxembourg participants and/or Euroclear participants will occur in the ordinary way in accordance with the applicable rules and operating procedures of Clearstream, Luxembourg and Euroclear and will be settled using the procedures applicable to conventional eurobonds in immediately available funds.

Neither we nor the initial purchasers take any responsibility for the depository operations and procedures and we urge you to contact DTC, Euroclear, Clearstream, Luxembourg or their direct or indirect participants directly to discuss these matters.

Cross-market transfers between persons holding directly or indirectly through DTC, on the one hand, and directly or indirectly through Clearstream, Luxembourg or Euroclear participants, on the other, will be effected in DTC in accordance with DTC rules on behalf of the relevant European international clearing system by its depositary; however, such cross-market transactions will require delivery of instructions to the relevant European international clearing system in such system in accordance with its rules and procedures and within its established deadlines (European time). The relevant European international clearing system will, if the transaction meets its settlement requirements, deliver instructions to its depositary to take action to effect final settlement on its behalf by delivering or receiving bonds in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Clearstream, Luxembourg participants and Euroclear participants may not deliver instructions directly to their respective depositaries.

Because of time zone differences, credits of bonds received in Clearstream, Luxembourg or Euroclear as a result of a transaction with a DTC participant will be made during subsequent securities settlement processing and dated the business day following the DTC settlement date. Such credits or any transactions in those bonds settled during such processing will be reported to the relevant Clearstream, Luxembourg or Euroclear participants on such business day. Cash received in Clearstream, Luxembourg or Euroclear as a result of sales of bonds by or through a Clearstream, Luxembourg participant or a Euroclear participant to a DTC participant will be received with value on the DTC settlement date but will be available in the relevant Clearstream, Luxembourg or Euroclear cash account only as of the business day following settlement in DTC.

Although DTC, Clearstream, Luxembourg and Euroclear have agreed to the foregoing procedures in order to facilitate transfers of bonds among participants of DTC, Clearstream, Luxembourg and Euroclear, they are under no obligation to perform or continue to perform those procedures and the procedures may be changed or discontinued at any time.

TAX MATTERS

United States Taxation

The following discussion summarizes the material United States federal income tax consequences of the ownership of bonds by United State Holders, as defined below, and is the opinion of Katten Muchin Rosenman LLP, special tax counsel to Nova Scotia. It deals only with bonds held as capital assets by United States Holders who purchase the bonds in the offering at the offering price. It does not address special classes of United States Holders including: dealers in securities or currencies, traders in securities that elect to mark to market, banks, tax-exempt organizations, life insurance companies, persons that hold bonds that are a hedge, or are hedged against, currency or interest rate risks or that are part of a straddle or conversion transaction for tax purposes, or persons whose functional currency is not the U.S. dollar. If you purchase the bonds at a price other than the offering price, amortizable bond premium or market discount rules may also apply. You should consult your tax advisor regarding this possibility.

This discussion is based on the tax laws of the United States (including the Internal Revenue Code of 1986, as amended, which we refer to as the “Code”, existing and proposed regulations thereunder, and administrative and judicial interpretations thereof) as currently in effect. These laws are subject to change, possibly on a retroactive basis.

A “United States Holder” is a beneficial owner of a bond that is: a citizen or resident of the United States, a domestic corporation, an estate whose income is subject to United States federal income tax regardless of its source, or a trust if a United States court can exercise primary supervision over the trust’s administration and one or more United States persons are authorized to control all substantial decisions of the trust. If a partnership holds a bond, the United States federal income tax treatment of a partner will generally depend on the status of the partner and the tax treatment of the partnership. A partner in a partnership holding a bond should consult its tax advisor with respect to the United States federal income tax treatment of an investment in a bond.

Before purchasing bonds, you should consult your own tax advisor concerning the consequences of owning bonds in your particular circumstances under the Code and the laws of any other taxing jurisdiction.

Payments of Interest

If you are a United States Holder, interest on your bond is ordinary income that you will recognize when you receive the interest or when the interest accrues, depending on your method of accounting for tax purposes.

Interest paid by Nova Scotia on the bonds is income from sources outside the United States, and is subject to the rules regarding the foreign tax credit allowable to a United States Holder. Under the foreign tax credit rules, interest paid, generally will be, depending on your circumstances, “passive” or “general” income which, in either case, is treated separately from other types of income for purposes of computing the foreign tax credit.

Purchase, Sale, Retirement and Other Disposition of the Bonds

If you are a United States Holder, your tax basis in your bond generally will be its cost. If you sell or exchange your bond (or it is retired by Nova Scotia), you will generally recognize capital gain or loss equal to the difference between the amount realized (not including any amounts attributable to accrued and unpaid interest) and your tax basis in the bond. Capital gain of a non-corporate United States Holder that is recognized in a taxable year beginning before January 1, 2011 is generally taxed at a maximum rate of 15% if the holder has a holding period of greater than one year.

Backup Withholding and Information Reporting

Payments of Principal and Interest

If you are a non-corporate United States Holder, information reporting requirements (on Internal Revenue Service Form 1099) generally will apply to payments of principal and interest on a bond within the United States (including payments made by wire transfer from outside the United States to an account you maintain in the United States).

Additionally, “backup withholding” will apply to such payments if you are a non-corporate United States Holder that (i) fails to provide an accurate taxpayer identification number, (ii) is notified by the Internal Revenue Service that you have failed to report all interest and dividends required to be shown on your federal income tax returns, or (iii) in certain circumstances, fails to comply with applicable certification requirements.

Proceeds from the Sale of a Bond

Payment of the proceeds from the sale of a bond generally will be subject to information reporting and backup withholding.

EXPERTS AND PUBLIC OFFICIAL DOCUMENTS

This prospectus supplement, the accompanying prospectus and any document incorporated by reference may include information that is identified as taken from publications of ours or Canada, or of agencies and instrumentalities of us or Canada. Whenever information is identified in this manner, it is included or incorporated based on the authority of such publication as a public official document.

Our financial statements and supplementary schedules, so far as they relate to each of the years ended March 31, 2004 – 2006 inclusive, have been audited by the Auditor General of the Province of Nova Scotia, and are incorporated by reference in the accompanying prospectus in reliance upon the report of the Auditor General based upon the Auditor General’s authority as an expert in accounting and auditing.

The information included or incorporated by reference in this prospectus supplement and the accompanying prospectus was supplied by the Minister of Finance of the Province of Nova Scotia in his official capacity as Minister.

UNDERWRITING

Subject to the terms and conditions set forth in our Underwriting Agreement Standard Provisions (Debt Securities), dated          , 2007, and the Terms Agreement, dated          , 2007, we have agreed to sell to the underwriters named below, for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated is acting as representative, the respective principal amounts of bonds set forth below.

Principal Amount
Underwriter	of Bonds

Merrill Lynch, Pierce, Fenner & Smith Incorporated	U.S.$
TD Securities (USA) LLC	U.S.$
Scotia Capital (USA) Inc.	U.S.$

Total	U.S.$

The underwriting agreement provides that the underwriters are obligated to purchase all of the bonds if any are purchased. The underwriting agreement provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering of the bonds may be terminated.

The underwriters have advised us that they propose initially to offer the bonds to the public at the public offering price set forth on the cover page of this prospectus supplement, and to certain dealers at that price less a concession not in excess of .     % of the principal amount of the bonds. The underwriters may allow, and those dealers many re-allow, a discount not in excess of     % of the principal amount of the bonds to certain other dealers. After the initial public offering, the public offering price, concession and discount may be changed.

We estimate that our out-of-pocket expenses for this offering will be approximately U.S.$           excluding a partial reimbursement of the underwriters’ expenses estimated at U.S.$          .

The bonds are offered for sale in North America, Europe and Asia in places where it is legal to make such offers.

Each of the underwriters has agreed that it will not offer, sell or deliver any of the bonds, directly or indirectly, or distribute this prospectus supplement or the accompanying prospectus or any other offering material relating to the bonds, in or from any jurisdiction except under circumstances that, to the best knowledge and belief of such underwriter, will result in compliance with the applicable laws and regulations thereof and which will not impose any obligations on us except as set forth in the underwriting agreement.

Each of the underwriters severally represents and agrees that (i) it has only communicated or caused to be communicated and will only communicate or cause to be communicated any invitation or inducement to engage in investment activity (within the meaning of Section 21 of the Financial Services and Markets Act 2000, as amended, which is sometimes referred to as the “FSMA”) received by it in connection with the issue and sale of the bonds in circumstances in which Section 21(1) of the FSMA does not apply to us or any underwriter; and (ii) it has complied and will comply with all applicable provisions of the FSMA with respect to anything done by it in relation to the bonds in, from or otherwise involving the United Kingdom.

In relation to each Relevant Member State, each underwriter has represented and agreed that with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State, which we sometimes refer to as the “Relevant Implementation Date,” it has not made and will not make an offer of bonds to the public in that Relevant Member State except that it may, with effect from and including the Relevant Implementation Date, make an offer of bonds to the public in that Relevant Member State at any time:

(i) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(ii) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000; and (3) an annual net turnover of more than 50,000,000, as shown in its last annual or consolidated accounts;

(iii) to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) in any Relevant Member State subject to obtaining the prior consent of the representatives for any such offer; or

(iv) in any other circumstances falling within Article 3 (2) of the Prospectus Directive;

provided that no such offer of bonds shall result in a requirement for the publication by us or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of bonds to the public” in relation to any bonds in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the bonds to be offered so as to enable an investor to decide to purchase or subscribe the bonds, as the same may be varied in that Member State by any measure implementing the Prospectus Directive in that Member State.

The bonds have not been and will not be registered under the Securities and Exchange Law of Japan. Each of the underwriters has agreed that it has not offered or sold, and it will not offer or sell, directly or indirectly, any of the bonds in Japan or to residents of Japan or to any persons for reoffering or resale, directly or indirectly, in Japan or to any resident of Japan except pursuant to an exemption from the registration requirements of the Securities and Exchange Law available thereunder and in compliance with the other relevant laws of Japan.

Each underwriter has represented, warranted and agreed that:

(i) it has not offered or sold and will not offer or sell in Hong Kong, by means of any document, any notes other than (a) to “professional investors” as defined in the Securities and Futures Ordinance (Cap. 571) of Hong Kong and any rules made under that Ordinance; or (b) in circumstances which do not result in the document being a “prospectus” as defined in the Companies Ordinance (Cap. 32) of Hong Kong or which do not constitute an offer to the public within the meaning of that Ordinance; and

(ii) it has not issued or had in its possession for the purposes of issue, and will not issue or have in its possession for the purposes of issue, whether in Hong Kong or elsewhere, any advertisement, invitation or document relating to the notes, which is directed at, or the contents of which are likely to be accessed or read by, the public of Hong Kong (except if permitted to do so under the securities laws of Hong Kong) other than with respect to notes which are or are intended to be disposed of only to persons outside Hong Kong or only to “professional investors” as defined in the Securities and Futures Ordinance and any rules made thereunder.

In connection with the issue of the bonds, Merrill Lynch, Pierce, Fenner & Smith Incorporated (or persons acting on its behalf) may over-allot the bonds or effect transactions with a view to supporting the market price of the bonds at a level higher than that which might otherwise prevail. However, there is no assurance that Merrill Lynch, Pierce, Fenner & Smith Incorporated (or persons acting on its behalf) will undertake stabilization action.

We expect that delivery of the bonds will be made against payment therefor on or about the closing date specified on the cover page of this prospectus supplement, which is the 5th business day following the date hereof (this settlement cycle being referred to as “T + 5”). Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in three business days, unless the parties to that trade expressly agree otherwise. Accordingly, U.S. purchasers who wish to trade the bonds on the date hereof or the next business day will be required, by virtue of the fact that the bonds initially will settle in T + 5, to specify an alternate settlement cycle at the time of any trade to prevent a failed settlement. Purchasers of the bonds in other countries who wish to trade the bonds on the date hereof or on the next business day should consult their own advisor.

For greater certainty, our intention is that our offer end with the offer by the underwriters to their customers.

Purchasers may be required to pay stamp duties or taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the issue price set forth above.

The bonds are a new issue of securities with no established trading market. We have been advised by the representatives that some of the underwriters intend to make a market in the bonds, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of, or the trading markets for, the bonds.

We have agreed to indemnify the several underwriters against certain liabilities, including liabilities under the Securities Act of 1933.

In the ordinary course of business, certain of the underwriters have engaged in and may in the future engage in various investment banking and commercial banking transactions with us.

VALIDITY OF THE SECURITIES

An opinion as to the validity of the securities will be provided, on behalf of the Province of Nova Scotia, by the Attorney General of the Province acting in that official capacity.

An opinion as to the validity of the securities as to New York law will also be provided, on behalf of the underwriters, by Katten Muchin Rosenman, LLP, 575 Madison Avenue, New York, New York 10022. Katten Muchin Rosenman, LLP will rely as to matters of Canadian and Nova Scotia law on the opinions of the Attorney General of the Province of Nova Scotia.

All Statements with respect to Canadian and Provincial law have been passed upon by the Attorney General of the Province of Nova Scotia.

GENERAL INFORMATION

The bonds have been accepted for clearance through Clearstream, Luxembourg and Euroclear. The common code for the bonds is           , the ISIN number of the bonds is            and the CUSIP number for the bonds is           .

Other than as disclosed in the accompanying prospectus (including the documents incorporated by reference in the prospectus) or in this prospectus supplement, there has been no material adverse change in our financial condition which is material in the context of the issue of the bonds since March 31, 2006.

Other than as disclosed in the accompanying prospectus (including the documents incorporated by reference in the prospectus) or in this prospectus supplement, we are not involved in any litigation, arbitration or administrative proceedings which are material in the context of the issue of the bonds nor, so far as we are aware, are any such litigation, arbitration or administrative proceedings involving it pending or threatened.

Application has been made to list the bonds on the Luxembourg Stock Exchange. In connection with the listing application in Luxembourg, a notice relating to the issue (Notice Légale) will be lodged with the Chief Registrar of the District Court of Luxembourg (Greffier en chef du Tribunal d’Arrondissement de et à Luxembourg), where copies may be obtained on request.

Copies of the following documents will, so long as any bonds are outstanding, be available free of charge for inspection during usual business hours at the specific office of DEXIA Banque Internationale à Luxembourg in Luxembourg:

(1) the documents incorporated by reference in this prospectus supplement (copies of which may be obtained free of charge from DEXIA Banque Internationale à Luxembourg in Luxembourg);

(2) the fiscal agency agreement (which will contain the form of the global bonds), and

(3) the Order of her Honour the Lieutenant-Governor in Council for the Province of Nova Scotia authorizing the issue and sale of the bonds.

DEXIA Banque Internationale à Luxembourg in Luxembourg in Luxembourg will be appointed as the Luxembourg listing, transfer and paying agent.

ISSUER
Province of Nova Scotia
P.O. Box 187
1723 Hollis Street
Halifax, Nova Scotia
Canada B3J 2N3

REGISTRAR, FISCAL, TRANSFER AND
PRINCIPAL PAYING AGENT AND DTC CUSTODIAN
The Bank of New York
15 Broad Street, 26th Floor
New York, New York
U.S.A. 10005

LUXEMBOURG LISTING, PAYING AND TRANSFER AGENT
DEXIA Banque Internationale à Luxembourg
69, route d’Esch
L-2953 Luxembourg

LEGAL ADVISORS

as to the Issuer	as to the Underwriters
as to Canadian law	as to U.S. law
Department of Attorney General	Katten Muchin Rosenman LLP
P.O. Box 187	575 Madison Avenue
1723 Hollis Street	New York, New York
Halifax, Nova Scotia	U.S.A. 10022
Canada B3J 2N3

PROSPECTUS

Province of Nova Scotia
(Canada)

$1,250,000,000

Debt Securities

This prospectus contains summaries of the general terms of these securities. The Province will provide specific terms of these securities in supplements to this prospectus. You should read this prospectus and any supplement carefully before you invest. This prospectus may not be used to make offers or sales of securities unless accompanied by a supplement.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

This Prospectus is dated June 6, 2002

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement that the Province of Nova Scotia filed with the SEC under a shelf registration process. Under this shelf process, the Province may, from time to time, sell any combination of the securities described in this prospectus in one or more offerings up to a total dollar amount of $1,250,000,000. This prospectus provides you with a general description of the securities the Province may offer. Each time the Province sells securities under this shelf process, the Province will provide a prospectus supplement that will contain specific information about the terms of that offering. The prospectus supplement may also add, update, or change information contained in this prospectus. Before you invest, you should read both this prospectus and any prospectus supplement together with additional information described under the heading “WHERE YOU CAN FIND MORE INFORMATION.”

The Province files annual reports, amendments to annual reports and other information with the SEC. These reports include certain financial, statistical and other information about the Province and may be accompanied by exhibits.

You may read and copy any document the Province files with the SEC at the SEC’s public reference room at:

Judiciary Plaza, Room 1024
450 Fifth Street, N.W.
Washington, D.C. 20549

You may also obtain copies of the same documents from the public reference room in Washington, D.C. by paying a fee. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room.

The SEC allows the Province to incorporate into this prospectus information the Province files with it. This means that the Province can disclose important information by referring you to those documents that are incorporated by reference. Information that is incorporated by reference is an important part of this prospectus.

The Province incorporates by reference the Province’s Annual Report on Form 18-K for the fiscal year ended March 31, 2001 and all amendments to the Province’s Annual Report on Form 18-K for the fiscal year ended March 31, 2001 filed with the SEC prior to the date of this prospectus. The Province also incorporates, by reference, all future annual reports and amendments to annual reports and any other information the Province files with the SEC pursuant to Sections 13(a) and 13(c) of the Securities Exchange Act of 1934, until it sells all of the securities. Each time the Province files a document with the SEC that is incorporated by reference, the information in that document automatically updates the information contained in previously filed documents.

You may request a free copy of the annual reports, amendments to annual reports and other information mentioned above by writing or calling the Province at the following address:

Province of Nova Scotia
Department of Finance
P.O. Box 187, 7th Floor
1723 Hollis Street
Halifax, Nova Scotia B3J 2N3 Canada
Attn.: Legal Assistant
Phone Number: (902) 424-7932

You should rely only on the information incorporated by reference or contained in this prospectus or any prospectus supplement. The Province has not authorized anyone to provide you with different or additional information. The Province is not making an offer of the securities in any state where the offer is not permitted by law. You should not assume that the information in this prospectus or any prospectus supplement is accurate as of any date other than the date on the front of those documents.

USE OF PROCEEDS

Unless otherwise specified in any prospectus supplement attached to this prospectus, the Province will use the net proceeds from the sale of the securities for the general purposes of the Province.

DESCRIPTION OF THE SECURITIES

The Province may issue securities in distinct series at various times. This section summarizes the terms of the securities that are common to all series. The financial terms and other specific terms of your series will be described in a prospectus supplement to this prospectus. If the terms described in the prospectus supplement that relates to your series differ from the terms described in this prospectus, you should rely on the terms described in the prospectus supplement.

General

The securities, when issued, will be direct and unconditional obligations of the Province. The securities will rank equally among themselves and with all bonds, debentures or other similar securities issued by the Province and outstanding at the date of the issue of the securities.

Information Specified in the Prospectus Supplement.  The prospectus supplement that relates to your securities will specify the following terms:

•	the specific title or designation of the securities;

•	the principal amount of the securities;

•	the price of the securities;

•	the stated maturity date of the securities on which the Province must repay principal;

•	the rate of any interest which the securities will bear and, if variable, the method by which the interest rate will be calculated;

•	the date when any interest payments will be made;

•	whether and under what circumstances the securities may be redeemed before maturity;

•	whether any amount payable in respect of the securities will be determined based on an index or formula, and how any such amount will be determined;

•	any foreign currency in which the Province may pay the securities;

•	whether any part or all of the securities will be in the form of a global security and the circumstances in which a global security is exchangeable for certificated (physical) securities; and

•	any other terms of the securities.

If applicable, the prospectus supplement may also describe any special United States or Canadian federal income tax issues.

Forms, Exchange and Transfer

The securities will be issued:

•	only in fully registered form;

•	without interest coupons; and

•	in denominations of $1,000 and greater multiples or as described in the prospectus supplement.

If certificated securities are issued, you may exchange your securities for other authorized denominations of the same series of equal aggregate principal amount. You may arrange to exchange or transfer your securities with the paying agent. You will not be required to pay a service charge to transfer or exchange securities, but you may be required to pay for any tax or other governmental charge associated with the exchange or transfer. The transfer or exchange will be made after the paying agent is satisfied with your evidence of title.

Global Securities

The prospectus supplement that relates to your securities will indicate whether any of the securities you purchase will be represented by a global security. The aggregate principal amount of any global security equals the sum of the principal amount of all the securities it represents. The global security will be registered in the name of a depository or its nominee. Unless otherwise specified in a prospectus supplement, the Depository Trust Company, New York, New York, will act as depository.

The global security will contain a legend that describes the restrictions on exchanges and transfers that may effect you. Some of these restrictions are described below.

Limitation on Your Ability to Obtain Securities Registered in Your Name.  The global security will not be registered in the name of any person other than the depository or its nominee. Similarly, the global security will not be exchanged for securities that are registered in the name of any person other than the depository or its nominee. An exception to these restrictions would be made only if:

•	the depository notifies the Province that it is unwilling, unable or no longer qualified to continue to act as the depository and the Province does not appoint a successor depository;

•	at any time the Province decides it no longer wishes to have all or part of the securities represented by a global security; or

•	a default occurs that entitles the holders of the securities to accelerate the maturity date and such default has not been cured.

In those circumstances, the depository will determine in whose names to register any certificated (physical) securities issued in exchange for the global security.

The depository or its nominee will be considered the sole owner and holder of the global security for all purposes. As a result:

•	You cannot get securities registered in your name for so long as they are represented by the global security;

•	You cannot receive certificated (physical) securities in your name in exchange for your beneficial interest in the global security;

•	You will not be considered to be the owner or holder of the global security or any securities represented by the global security for any purpose;

•	You cannot assert any right of a holder of the securities unless you are authorized by the depository and the participant through which you hold your beneficial interest; and

•	All payments on the global security will be made to the depository or its nominee.

In some jurisdictions, certain types of purchasers (such as some insurance companies) are not permitted to own securities represented by a global security. These laws may limit your ability to sell or transfer your beneficial interest in the global security to these types of purchasers.

Beneficial Interests in and Payments on Global Security.  Institutions that have accounts with the depository or a nominee of the depository, such as securities brokers and dealers, are called participants. Only participants, and persons that hold beneficial interests through participants, can own a beneficial interest in the global security. The depository keeps records of the ownership and transfer of beneficial interests in the global security by its participants. In turn, participants keep records of the ownership and transfer of beneficial interests in the global security by other persons (such as their customers). No other records of the ownership and transfer of beneficial interests in the global security will be kept.

When the depository receives payment of principal or interest on the global security, the depository is expected to credit its participants’ accounts in amounts that correspond to their respective beneficial interests in the global security. In turn, after the participants’ accounts are credited, the participants are expected to credit the accounts of the owners of beneficial interests in the global security in amounts that correspond to the owners’ respective beneficial interests in the global security.

The depository and its participants establish policies and procedures that govern payments, transfers, exchanges and other important matters that affect owners of beneficial interests in the global security. The depository and its participants may change these policies and procedures from time to time. The Province has no responsibility or liability for the records of owners of beneficial interests in the global security. Also, the Province is not responsible for maintaining, supervising, or reviewing those records or payments. The Province has no responsibility or liability for any aspect of the relationship between the depository and its participants or for any aspect of the relationship between participants and owners of beneficial interests in the global security.

Payment and Paying Agents

On every interest payment date specified in the prospectus supplement, the Province will pay the interest due on a security to the person in whose name the security is registered at the close of business on the related record date. The record date will be specified in the prospectus supplement.

The Province will make all payments of principal and interest on the securities available to the paying agent on the designated dates in immediately available funds. The paying agent will, in turn, make payments to the owners of the securities (or, in the case of a global security, to the depository or its nominee).

Redemption or Extension of Maturity

If the prospectus supplement so indicates, the securities may be redeemable prior to maturity or extended beyond the original maturity date.

Canadian Taxes

In the opinion of the Attorney General of the Province:

•	There are no withholding or other income taxes or capital gains taxes payable under the laws of Canada or of the Province in respect of the securities or any premium, or any interest by an owner who is not, and is not deemed to be, a resident of Canada and who does not use or hold, and is not deemed to use or hold, the securities in carrying on business in Canada; and

•	No estate taxes or succession duties are presently imposed by Canada or the Province in respect of the securities.

Enforceability and Governing Law

The Province is a foreign government entity and your ability to sue the Province may be limited. The Province has not agreed to waive any immunity from jurisdiction. If you obtain a judgment or order against the Province in a court outside Nova Scotia, you may not be able to enforce the judgement or order against the Province in Nova Scotia or elsewhere unless the Province agrees to waive its immunity.

However, you may sue and obtain a judgment against the Province in the Supreme Court of Nova Scotia based on the securities, and you are not required to obtain the consent of any public official or authority to do so. The Province does not have immunity in the courts of Nova Scotia from lawsuits based on the securities whether or not the person who brings the lawsuit is a resident of Nova Scotia or of Canada. You are required to serve written notice upon the Attorney General of the Province at least two months before the commencement of an action.

If you obtain a judgment or order against the Province in the courts of Nova Scotia, you may not be able to enforce it by execution. However, under current law, upon having your judgment or order certificated by the proper officer of the Supreme Court of Nova Scotia, your judgment or order must be paid by the Minister of Finance out of the Consolidated Fund of the Province together with any interest that may have accrued by law, unless the Province obtains a suspension of payment by court order pending an appeal or otherwise.

The securities will be governed by the laws of the State of New York but will be authorized under the law of Nova Scotia.

The prospectus supplement that relates to your securities may update or supersede any of the information in this section.

DEBT RECORD

The Province has always paid the full face amount of the principal of and premium and interest on:

•	Every direct obligation issued by it; and

•	Every indirect obligation which it has been required to guarantee,

all promptly when due in the currency in which and the country where payable at the time of required payment, subject during wartime to any applicable laws and regulations forbidding trading with the enemy.

AUTHORIZED AGENTS

The authorized agent of the Province in the United States of America is:

William Brian Schumacher
Deputy Consul General
Canadian Consulate General
1251 Avenue of the Americas
New York, New York 10020

VALIDITY OF THE SECURITIES

An opinion as to the validity of the securities will be provided, on behalf of the Province, by the Attorney General of the Province acting in that official capacity.

An opinion as to the validity of the securities will also be provided, on behalf of the underwriters, by Katten Muchin Zavis Rosenman, 575 Madison Avenue, New York, New York 10022. Katten Muchin Zavis Rosenman will rely as to matters of Canadian and Nova Scotia law on the opinions of the Attorney General of the Province.

All Statements with respect to Canadian and Provincial law have been passed upon by the Attorney General.

PLAN OF DISTRIBUTION

General

The Province may sell the offered securities in one of two ways:

•	through underwriters or dealers; or

•	through agents.

The securities may be sold from time to time in distinct series by different means at prices that are negotiated and fixed or that vary based on market price.

Underwriters, dealers and agents that participate in the distribution of the offered securities may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from the Province and any profit on the resale of the offered securities by them may be treated as underwriting discounts and commissions under the Securities Act. Any underwriters or agents will be identified and their compensation described in the prospectus supplement.

The Province may agree to indemnify the underwriters against certain civil liabilities, including liabilities under the Securities Act.

DELAYED DELIVERY ARRANGEMENTS

The Province may authorize underwriters or other persons to solicit offers by certain institutions to purchase securities from the Province under delayed delivery contracts. Purchasers of securities under delayed delivery contracts will pay the public offering price plus accrued interest, if any, and will take delivery of the securities on a date or dates stated in the prospectus supplement. Any delayed delivery contracts arranged by the underwriters will be entered into on or prior to the date of delivery to the underwriters of the securities to be purchased by them. Each delayed delivery contract will be for an amount not less than the respective amount stated in the prospectus supplement, and the total principal amount of securities sold under delayed delivery contracts will be no more or less than the respective amounts stated in the prospectus supplement.

The institutions to which securities may be sold under delayed delivery contracts include: commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and others. The Province must approve of every purchaser, and every delayed delivery contract must be authorized by the Province. Delayed delivery contracts will not be subject to any conditions except: (a) the purchase of the securities under the delayed delivery contract by a particular purchaser must be lawful at the time of delivery under the laws of any jurisdiction in the United States to which the purchaser is subject and (b) if the purchase is arranged by the underwriters, the sale of securities to the underwriters under the related underwriting agreement and terms agreement must have been completed.

The underwriters or other persons who arrange delayed delivery contracts will not be responsible for the validity or performance of the contracts. The principal amount of securities each underwriter has agreed to purchase will be reduced by the respective amount of securities to be sold under delayed delivery contracts allocated to the underwriter as provided in the agreement among underwriters that relates to the securities.

EXPERTS AND PUBLIC OFFICIAL DOCUMENTS

This prospectus, any prospectus supplement and any document incorporated by reference may include information that is identified as taken from publications of the Province or Canada, or of agencies and instrumentalities of the Province or Canada. Whenever information is identified in this manner, it is included or incorporated based on the authority of such publication as a public official document.

The financial statements and supplementary schedules of the Province, so far as they relate to each of the years ended March 31, 1999 – 2001 inclusive, have been audited by the Auditor General of the Province of Nova Scotia, and are included herein in reliance upon the report of the Auditor General based upon the Auditor General’s authority as an expert in accounting and auditing.

The information included or incorporated by reference in this prospectus was supplied by the Minister of Finance of the Province of Nova Scotia in his official capacity as Minister.

U.S.$

Province of Nova Scotia
(Canada)

  % Bonds due

PROSPECTUS SUPPLEMENT

Merrill Lynch & Co.

TD Securities

Scotia Capital

January   , 2007